UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report	January 3, 2006
(Date of earliest event reported)	January 1, 2006

TRINITY CAPITAL CORPORATION

(Exact name of Registrant as specified in its charter)

New Mexico

(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.                  Entry into a Material Definitive Agreement

(a)                                  Date on which the agreement was entered into or amended, identity of parties to the agreement and brief description of any material relationship between the company or its affiliates and any of the parties other than in respect of the material definitive agreement or amendment

On January 1, 2006, Trinity Capital Corporation entered into an agreement with William C. Enloe, an agreement with Steve W. Wells and an agreement with Daniel R. Bartholomew as well as several other members of management.  Mr. Enloe is Trinity Capital Corporation’s Chief Executive Officer and President and the Chief Executive Officer of Los Alamos National Bank (“LANB”, a wholly owned subsidiary of Trinity Capital Corporation).  Mr. Wells is Trinity Capital Corporation’s Secretary and the President of LANB. Mr. Bartholomew is Chief Financial Officer of Trinity Capital Corporation and LANB.

(b)                                 Description of the terms and conditions of the material agreement

The agreements constitute Awards of Stock Appreciation Rights under the Trinity Capital Corporation 2005 Stock Incentive Plan approved at the 2005 Annual Shareholder Meeting.  The following are the terms of those Awards:

Number of shares	28,000 to Mr. Enloe
14,000 to Mr. Wells
7,000 to Mr. Bartholomew

Grant Date	January 1, 2006

Grant Price	$28.00

Settlement Date

The earlier of (a) 5 year anniversary of the Grant Date; (b) date of Participant’s death; (c) the date of Participant’s disability, as defined under Section 409A of the Code; (d) the later of the date of Participant’s Termination of Service as an employee or a director; and (e) a Change of Control, as permitted under Section 409A of the Code.

(c)                                  Exhibits.

99.1                           Form of Stock Appreciation Right Award Terms

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: January 3, 2006	By:	/s/ William C. Enloe
William C. Enloe